Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-155535
Dated March 9, 2010

                                                                      J.P.Morgan

JPMorgan Alerian MLP Index ETNs (AMJ)
Frequently Asked Questions About Tax Treatment
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The JPMorgan Alerian MLP Index Exchange Traded Notes ("ETNs") are senior, unsecured obligations of JPMorgan Chase & Co. (the "Issuer") that provide investors synthetic exposure to the Alerian MLP Index (the "Index"). The ETNs pay variable quarterly coupons1 determined by reference to the cash distributions paid on the MLPs in the Index, less accrued tracking fees.2
Investors can trade the ETNs on the NYSE Arca Inc. or receive a cash payment at the scheduled maturity or upon early repurchase,3 based on the performance of the Index.

You should review carefully the section entitled "Selected Purchase
Considerations - Tax Treatment" in the relevant pricing supplement, as well as the section entitled "Certain U.S. Federal Income Tax Consequences" in the
accompanying product supplement. This document does not address all aspects of the U.S. federal income taxation of the ETNs that may be relevant to you in light of your particular circumstances or if you are a holder of ETNs who is subject to special treatment under the U.S. federal income tax laws. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the ETNs.

What is the tax treatment of the ETNs?
As more fully described in the relevant pricing supplement and product supplement, we believe it is reasonable to treat the ETNs as "open transactions"
for U.S. federal income tax purposes.

Will investors in the ETNs receive Schedule K-1s?
No. Investors in the ETNs will not receive a Schedule K-1 by virtue of their investment in the ETNs.

What is the tax treatment of the coupons for U.S. holders?
As more fully described in the relevant pricing supplement and product supplement, the Issuer and investors in the ETNs agree to treat the coupons as ordinary income at the time accrued or received, in accordance with the investor's method of accounting for U.S. federal income tax purposes. It is expected that a broker or custodian (or entity through which an investor holds his or her interest in the ETNs) will report the coupons paid on the ETNs as ordinary income on Form 1099-MISC.

Why does the tax treatment of the coupons paid on the ETNs differ from the tax treatment of the cash distributions made by MLPs? Investors in the ETNs do not hold direct interests in the MLPs underlying the Index. Investors in the ETNs hold senior, unsecured obligations of J.P. Morgan Chase & Co. that provide synthetic exposure to the Alerian MLP Index.

What is the tax treatment upon sale, exchange or redemption of the ETNs for U.S.
holders?

As more fully described in the relevant pricing supplement and product supplement, assuming the ETNs are treated for U.S. federal income tax purposes as "open transactions" with respect to the Index and not as debt instruments, upon a sale or exchange (including early repurchase or redemption at maturity)
of the ETNs, if you are a U.S. holder (as defined in the product supplement), you should recognize gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the ETNs, which should equal the amount you paid to acquire the ETNs. This gain or loss should be capital gain or loss, subject to the discussion of the "constructive ownership"
rules provided in the relevant pricing supplement and product supplement, and should be long-term capital gain or loss if you have held the ETNs for more than a year.

1. The quarterly coupons, which are referred to as Coupon Amounts in the relevant pricing supplement, are determined by reference to the cash distributions, if any, paid on the MLPs underlying the Index, less an Accrued
Tracking Fee as more fully described in the relevant pricing supplement and product supplement.
2. The "Accrued Tracking Fee" for a given coupon period, as more fully described in the relevant pricing supplement, represents an amount equal to the Tracking
Fee of 0.85% per annum accrued for that coupon period multiplied by the Current
Indicative Value on the Index Business Day prior to the date of determination, plus the aggregate amounts, if any, by which the previous Accrued Tracking Fees have exceeded the cash distributions, if any, made by the underlying MLPs. 3.
Investors may request on a weekly basis that the Issuer repurchase a minimum of
50,000 notes prior to the maturity date, subject to the procedures described in the relevant pricing supplement. Early repurchases will be subject to a
Repurchase Fee of 0.125%, as further described in the relevant pricing supplement and product supplement.

                                                                   March 8, 2010

You should review carefully the section entitled "Selected Purchase
Considerations - Tax Treatment" in the relevant pricing supplement, as well as the section entitled "Certain US Federal Income Tax Consequences" in the accompanying product supplement. This document does not address all aspects of the U.S. federal income taxation of the ETNs that may be relevant to you in light of your particular circumstances or if you are a holder of ETNs who is subject to special treatment under the U.S. federal income tax laws. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the ETNs.

What is the tax treatment of the ETNs for non-U.S. holders?
As more fully described in the relevant pricing supplement and product supplement, we expect that the coupons paid to non-U.S. investors will be withheld upon at a rate of 30%, subject to the possible reduction or elimination of that rate under an applicable income tax treaty (unless that income is effectively connected with the conduct of a trade or business in the United
States, in which case, in order to avoid withholding, you will likely be required to provide a properly executed Form W-8ECI to your custodian). The withholding is not effected by the Issuer but by your broker or custodian (or entity through which you hold your interest in the ETNs), or the U.S. paying agent if you hold your interest through a non-U.S. entity.

Any "effectively connected income" from your ETNs, including also any gain from the sale or settlement of your ETNs that is or is treated as effectively connected with your conduct of a United States trade or business, will be subject to U.S. federal income tax, and will require you to file U.S. federal income tax returns, in each case in the same manner as if you were a U.S.
person. In particular, if you own or are treated as owning more than 5% of the
ETNs, you could be treated as owning a "United States real property interest"
for U.S. tax purposes, in which case any gain from the sale or settlement of your ETNs would be deemed to be "effectively connected income," with the consequences described above.

THE TAX CONSEQUENCES TO YOU OF OWNING AND DISPOSING OF ETNs ARE UNCLEAR. YOU
SHOULD CONSULT YOUR TAX ADVISER REGARDING THE TAX CONSEQUENCES OF OWNING AND
DISPOSING OF ETNs, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN
AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER
TAX LAWS.

You should read the most recent pricing supplement related to these ETNs dated
February 19, 2010 before you make an investment. You may access this pricing suplement on the SEC website at www.sec.gov as follows:
http://www.sec.gov/Archives/edgar/data/19617/000089109210000666/e37840_424b2.htm

SEC Legend: JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate.
Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the
SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, pricing supplement and term sheet if you so request by calling toll-free
800-576-3529.

Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No.
333-155535

To the extent there are any inconsistencies between this free writing prospectus and the relevant pricing supplement, the relevant pricing supplement, including any hyperlinked information, shall supersede this free writing prospectus.

Investment suitability must be determined individually for each investor. The financial instruments described herein may not be suitable for all investors.
This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult their own advisers on these matters.

                                                                   March 8, 2010